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Exhibit 5.1

EMCORE Corporation	Howard W. Brodie, Esq. Executive Vice President, Chief Legal Officer 145 Belmont Drive Somerset, NJ 08873	Tel: (732) 302-4077 Fax: (732) 302-9783 Email: howard_brodie@emcore.com Web: www.emcore.com	[EMCORE Logo]

EMCORE Confidential

July 7, 2006

EMCORE Corporation
145 Belmont Drive
Somerset, NJ 08873

Re:	EMCORE Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel for EMCORE Corporation, a New Jersey corporation (the ‘‘Company’’), in connection with the preparation and filing of a Registration Statement on Form S-3 (the ‘‘Registration Statement’’) under the Securities Act of 1933, covering shares (the ‘‘Shares’’) of Common Stock of the Company to be sold by specified selling shareholders.

I am familiar with the corporate proceedings relating to the authorization of the Shares. I have examined and relied on originals, or copies certified to my satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers, and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate, as a basis for the opinion herein expressed.

I do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States and the laws of the State of New Jersey.

Based upon the foregoing, it is my opinion that the Shares have been legally issued and are fully paid and non assessable.

I consent to the use of my name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent I do not thereby admit that I am an ‘‘expert’’ with respect to any part of such Registration Statement, as that term is used in the Securities Act of 1933, as amended, or the rules or regulations of the Commission issued thereunder.

Very truly yours,

/s/ Howard W. Brodie, Esq.